Exhibit 3.43

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

1.        The name of the limited liability company is T-Mobile West LLC.

2.        The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on June 25, 2012 at 8:00 a.m. EST.

By	/s/ David A. Miller
David A. Miller, Authorized Person